Exhibit 99.1

Uranium Resources Announces Results of Feasibility Study at Churchrock Site

Confirmed 6.5 Million Pounds of U3O8 at a grade of 0.11% in Section 8

LEWISVILLE, Texas--(BUSINESS WIRE)--December 31, 2012--Uranium Resources, Inc. (NASDAQ: URRE) (URI), announced the summary results of the feasibility study for its Churchrock Section 8 Project located in the northwestern New Mexico’s historic Grants Mineral Belt. The feasibility study to determine the technical and economic viability of developing the deposit utilizing in situ recovery uranium technology was compiled by Behre Dolbear & Company, TREC, Inc. and Western States Mining Consultants, Inc., with assistance provided by the engineering staff of URI. A presentation summarizing the feasibility study is available on URI’s website, www.uraniumresources.com, under Projects.

Churchrock Section 8 Feasibility Study Highlights

  6.5 million pounds of mineralized uranium material at a grade of 0.11% U3O8
  In situ recovery is the preferred uranium extractive technology for the project
  Assumed recovery rate of 67% results in production of 4.4 million pounds
  Projected six-year production life with peak production at more than one million pounds annually
  Pre-production development costs estimated at $35 million
  Direct operating costs are estimated to be $20 to $23 per pound of U3O8 produced

"The completion of the Churchrock Section 8 feasibility study is a measurable step forward for URI toward our goal of realizing uranium production in New Mexico" stated Terence J. Cryan, Interim President and CEO of URI. “A technically and economically relevant project for the U.S. uranium industry, Churchrock remains one of our primary strategic initiatives. We are currently working to both de-risk and further enhance the economics of the project. This includes our negotiations with the Navajo Nation regarding a comprehensive agreement and efforts to reach agreements with current royalty holders. We believe this project will create significant value for our shareholders.”

View the presentation.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas. URI has over 206,600 acres of uranium mineral holdings and 152.9 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year. URI has an additional 1.3 million pounds of in-place mineralized uranium material in Texas and South Dakota. The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports.

URI’s strategy is to fully develop its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, and partner with larger mining companies that have undeveloped uranium assets or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, operating costs, capital costs, mining method and significant growth potential for shareholders are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company’s ability to reach agreements with current royalty holders, weather conditions, operating conditions at the Company’s mining projects, government and tribal regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources, Inc.
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com